UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
August 27, 2010

SCOLR Pharma, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31982	91-1689591
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

19204 North Creek Parkway, Suite 100
Bothell, WA 98011
(Address of principal executive offices)

(425) 368-1050
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                       Entry into a Material Agreement.

Sales Agreement

On August 27, 2010, SCOLR Pharma, Inc., a Delaware corporation (the “Company”), and S. Emerson Group, Inc., a Pennsylvania corporation (“Emerson Group”), entered into a Sales Agency Agreement (the “Sales Agreement”), effective August 1, 2010. Also on August 27, 2010, the Company and Emerson Healthcare LLC, a Pennsylvania limited liability company (“Emerson Health”), entered into an Account Services Agreement (the “Services Agreement” and together with the Sales Agreement, the “Agreements”). Emerson Group and Emerson Health are affiliated companies.

Pursuant to the Sales Agreement, the Company has appointed Emerson Group as its non-exclusive agent to provide strategy consulting, sales, marketing and account management services in support of the Company’s new line of extended-release nutritional products, which utilize the Company’s proprietary controlled delivery technology®. In consideration of the services provided under the Sales Agreement, Emerson Group will receive a monthly retainer and commissions based on net sales of the Company’s products.  Additionally, Emerson received the warrant to purchase common stock of the Company described below, and will be eligible to receive bonus compensation based on the achievement of certain sales thresholds for each period ended December 31during the term of the Sales Agreement.  Annual bonus compensation and the applicable sales thresholds are subject to adjustment by the parties in advance of each sales period, beginning with the period ended December 31, 2012.

The Sales Agreement has an initial term of 36 months, followed by successive 12-month renewal terms.  The Sales Agreement may be terminated by either party for any reason upon 12 months’ written notice to the other party.  The Sales Agreement may also be terminated by either party for “good cause,” as defined in the Sales Agreement, upon 10 days’ written notice to the other party.  Good cause for termination is deemed to exist if, among other reasons and after an opportunity to cure, a party is in material breach of the Sales Agreement or has failed to perform its material obligations thereunder.  Additionally, the Company may terminate the Sales Agreement for good cause if Emerson Group fails to achieve a minimum sales threshold for any annual sales period.

The Company issued a press release regarding the Sales Agreement on August 30, 2010, a copy of which is attached as Exhibit 99.1 hereto.

Warrant

Pursuant to the Sales Agreement, and as further consideration for the services to be performed under the Sales Agreement, the Company issued to Emerson Group a warrant to purchase 100,000 shares of the Company’s common stock at an exercise price of $0.50 per share.

Services Agreement

Under the Services Agreement, Emerson Health will act as the Company’s non-exclusive agent to perform warehousing, distribution, logistics, fulfillment, accounts receivable management, invoicing, collections, cash management and other operational services in support of sales of the Company’s extended release nutritional products.

In consideration of certain of the services to be performed by Emerson Health under the Services Agreement, Emerson Health shall receive a monthly fee determined as a percentage of the Company’s gross sales of the nutritional products covered under the Sales Agreement.  In addition, scheduled fees will be payable to Emerson Health for warehouse, freight and certain other itemized services rendered at Emerson Health’s distribution center and warehouse facility.

The initial term of the Services Agreement is 12 months, followed by successive 12-month renewal terms.  The Services Agreement may be terminated by either party for any reason upon 12 months’ written notice to the other party.  The Services Agreement may also be terminated for “good cause,” as defined in the Services Agreement, upon 10 days’ written notice to the other party.  Good cause for termination is deemed to exist if, among other reasons and after an opportunity to cure, a party is in material breach of the Services Agreement or has failed to perform its material obligations thereunder.

Item 9.01.                      Financial Statements and Exhibits.

Exhibit No.	Description of Exhibit
99.1	SCOLR Pharma, Inc. - Press Release Dated August 30, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCOLR PHARMA, INC.
Dated: September 2, 2010	By:	/s/ Richard M. Levy
Chief Financial Officer